Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

 FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

 NEW YORK, N.Y., February 25, 2009 — Hearst-Argyle Television, Inc. (NYSE: HTV), today announced fourth quarter and year ended December 31, 2008 loss per diluted share of $5.90 and $5.52, respectively, after giving effect to a non-cash impairment charge of $926 million pre-tax, $570 million after-tax, or about $6.09 per share.  In addition, during the fourth quarter the Company recorded severance, certain other non-recurring charges and wrote down certain investments. These non-recurring items amounted to $14.3 million pre-tax, $10.2 million after-tax, or about $0.11 per share.

Results for the Year Ended December 31, 2008

For the year ended December 31, 2008, total revenue of $720.5 million was down 4.7% compared to the year ended December 31, 2007, which primarily reflects:

•                  Record net political revenue of $93.0 million compared to $32.0 million in 2007;

•                  Retransmission consent fees of $26.9 million, an increase of 24.4% over 2007;

•                  A decrease in several major categories including automotive, retail, telecommunications, movies, restaurant, health services and furniture.

Operating income (loss) for the year was impacted by the impairment charge as well as several items of note:

•                Salaries, Benefits and Other operating costs of $413.3 million included

•                  $5.7 million of severance expenses, offset by

•                  a $4.7 million gain associated with the Nextel equipment exchange.

•                An $11.5 million insurance gain associated with Hurricane Katrina; and

•                Corporate, general and administrative costs of $35.4 million included approximately $0.8 million of non-recurring expenses associated with certain strategic and IT initiatives.

Net income (loss) was further impacted by:

•                The write-down of two small investments which resulted in a combined pre-tax charge of $7.8 million and after-tax charge of $6.3 million;

•                Tax benefits of $356.3 million related to the impairment charge and $4.6 million of net tax benefits due to the settlement of certain tax examinations, as well as the use of $2.5 million of capital loss carry forwards to offset the insurance gain.

Results for the Quarter Ended December 31, 2008

For the quarter ended December 31, 2008, total revenue of $197.1 million was down 9.0% compared to the quarter ended December 31, 2007, which primarily reflects:

•                  Record net political revenue of $51.2 million, an increase of $32.5 million compared to 2007;

•                  Retransmission consent fees of $7.0 million, an increase of 28.1% over 2007;

•                  A decrease in several major categories including the automotive, retail, telecommunications, movies, restaurant, health services and furniture; and

•                  A decrease in digital media revenues related to the overall decline in category ad spending.

Operating income (loss) for the quarter was impacted by the impairment charge as well as several items of note:

•                Salaries, Benefits and Other operating costs of $105.4 million included

•                  $5.7 million of severance expenses, offset by

•                  a $1.2 million gain associated with the Nextel equipment exchange.

•                Corporate, general and administrative costs of $8.0 million included approximately $0.8 million of non-recurring expenses discussed above.

Net income (loss) was further impacted by the investment write-downs and tax benefits related to the impairment charge described above.

Management Discussion of Results

Commenting on the announcement, David Barrett, President and Chief Executive Officer, stated, “Our operating results for 2008 are a reflection of the very challenging economic environment that grips our domestic and global economies.  Notwithstanding the strong local competitive position enjoyed by most of our stations, the severe downturn in ad spending — at both the local and national level, from a broad cross section of ad categories — resulted in a 4.7% decline in net revenues for the full year of 2008.

“Political revenues of $93 million were a record high for our company, and certainly a highlight for us, as was our continued growth in retransmission consent fees.  Unfortunately, depressed local economies in our largest markets and states such as California and Florida, and further significant declines in auto spending and other recession-sensitive categories, outweighed our political and retransmission gains.  Digital revenues, which got off to a strong start earlier in the year, were also affected by recessionary conditions, and were flat to prior year due to fourth quarter weakness.

“Throughout the year, we’ve been focused on stringent cost management initiatives, and we’ve taken numerous steps to restructure and right-size our operations appropriate to a lowered revenue base.  Included in our operating results is a $5.7 million severance charge that reflects steps taken in the fourth quarter to reduce employment by approximately 200 positions.

“Adjusted EBITDA of $207.1 million declined 11% from 2007, but we nevertheless generated meaningful Free Cash Flow of $158.0 million during the year, using our cash resources to reduce our debt balance by $136.0 million.

“On a relative basis, our healthy Adjusted EBITDA, our demonstrated ability to generate positive cash flow, and our still strong balance sheet, are collective indicators of a company well positioned and well prepared to work its way through this difficult recessionary period, and emerge with strengthened shares of audience, revenue and profitability.

“As we consider our efforts and accomplishments in 2008, we are pleased that six stations achieved record revenues.  The quality of our product — on-air, on-line, and on newer on-demand mobile platforms — is a priority for us, and we will continue to allocate resources to achieve leadership in a three-screen world.

“Looking at 2009, it is evident that recessionary conditions will continue to challenge us, resulting in further declines in ad spending.  We’ve taken aggressive steps to introduce new revenue and programming initiatives on multi-platforms, and our 2008 cost management actions, along with further steps we are undertaking in 2009, will help mitigate some, but not all, of the economic pressures we are facing.  We are taking proactive steps to conserve cash for further debt reduction, including significant curtailment in capital spending and the suspension of our dividend.

“I remain confident that our stations will continue to be premier local media franchises in our markets as we adapt to new technologies and new business model realities.  Our strength of local brands, and the rich viewer proposition that we offer to our viewers on-air, on-line and on-demand every day, are fundamentally important to our future success.”

Broadcast Audience Delivery and Product Quality

Throughout the economic slowdown, we have continued to maintain our product quality and to compete vigorously for audience share.

Local News Leadership

•        74% of HTV weekday newscasts ranked #1 or #2 in their time periods (A25-54) during the November ratings period. This is a 10% increase from one year ago.

•        Seven stations ranked #1 in household ratings for all weekday newscasts (morning, early evening and late news): KCRA, WBAL, KMBC, WISN, WGAL, WXII and KSBW.

•        HTV launched “Project Economy,” a company-wide initiative focused on in-depth coverage of economic news. “Project Economy” promises extended daily reports (on-air and on-line), in addition to community outreach in the form of local job fairs.

Primetime Ratings Highlights: November 2008

•        18 of 18 HTV network affiliates in top 50 markets over-indexed their network’s average prime time ratings during the November ratings period.

•        HTV operates the top three ABC stations among the 50 largest markets: KOCO (#1), KMBC (#2) and WPBF (#3).

•        HTV stations comprised four of the top ten NBC affiliates in top 50 markets: WBAL (#5), WXII (#5), KCRA (#8) and WLWT (#10).

Digital Media Initiatives

We remain focused on efficiently delivering compelling local news, weather and entertainment content to our loyal audience on-line and on portable devices.  This has translated into healthy growth in underlying web traffic metrics in the fourth quarter.  Visits to our station web sites from local users were up 9%, video streams grew 7% and visits to our mobile sites more than doubled on a year over year basis.  This continued traffic growth in the fourth quarter put the cap on a record breaking year, as Hearst-Argyle surpassed the 2 billion annual page view mark, besting our previous best year by 17%.

The success we enjoyed in terms of traffic growth was a reflection of our use of the newly emerging digital platforms to extend Hearst-Argyle Television’s commitment to journalism and localism.  Highlights include:

“Commitment 2008” was a two year project to bring in depth coverage of local political races leading up to the November 2008 elections.  Commitment 2008 coverage resulted in more than 1.3 million unique visitors to Hearst-Argyle websites on election day - a 41% increase over the traffic we saw during the November 7, 2006 coverage of mid-term elections. And the depth of our coverage translated into longer visits as well, with average time per visit up 73%.

Our sites continue to be the premier source for local coverage of severe weather events.   December 2008 was our all time highest month in terms of traffic on the weather sections to our sites, with 43 million page views, fueled by storms, frigid temperatures and paralyzing power outages in the Northeast.  A growing number of local residents are turning to our web and mobile sites to learn of storm trajectory, school closings and the status of recovery efforts.

We have made it easier for users of our sites to join in the discussion about the events in their community, with the launch of our “u local” capability.  This added functionality enables users to comment on stories and contribute their own images and video for other visitors to enjoy.  Our Manchester, NH station, WMUR, saw thousands of users upload photos and videos they captured to show the impact of a fierce mid-December ice storm.

We expanded our mobile presence, increasing the companion WAP sites from 11 to 25.  We added a mobile site version that is optimized for iPhone viewing and have begun to add news video clips.  This build-out of our mobile presence reflects our intention to make the breaking news and weather content we author in our local markets available through any delivery platform that has achieved significant mass.

Retransmission Consent Revenue

HTV has successfully negotiated new retransmission consent agreements which are expected to result in meaningful increases in retransmission revenue going forward. In 2009, we expect retransmission revenue to exceed $45.0 million, representing significant growth from prior years:

($’s in thousands)	2005	2006	2007	2008
Retransmission Consent Revenue	$6,800	$17,900	$21,600	$26,900

Liquidity and Capital Resources

Notwithstanding the effects of the recession and the resulting disappointing revenue and earnings performance, relative to prior year and to our expectations, $193.3 million of cash flow from operations and Free Cash Flow of $158.0 million in 2008, gave the company significant financial flexibility to further reduce debt.  The reduction of total debt (including the Note Payable to the Capital Trust) during the year of $136 million allowed us to finish the year at a leverage ratio (as defined in our bank agreement) of 3.7 times.  Including the 2007 reduction, our total pay down of debt for the past 24 months has been over $210 million.

Our $500 million bank credit facility had $329 million outstanding at December 31, 2008.  This facility matures in April, 2010.  We expect to replace or refinance this facility in the coming months, the terms of which are not known at this time.  We will also address the next scheduled pay down on our private debt of $90 million, due in December 2009, in the process.

Given the lack of visibility in this recessionary environment, we expect to conserve capital resources in 2009 through significant reductions in operating expenses, corporate expenses, capital expenditures and a suspension of the dividend.  We expect to make an approximate $11 million contribution to our pension plan this year, an amount that is equal to or less than our recorded pension expense in our GAAP income statement.

2008 Selected Expense and Cash Items

	Actual	Outlook
	2008	2009
Expense Items
Salaries, Benefits and Other Operating Expenses (SB&O)	$413.3	$380.0
Amortization of Program Rights	$76.3	$75.0
Depreciation & Amortization	$56.1	$53.0
Corporate General & Administrative Expenses	$35.4	$33.0

Cash Flow Items
Capital Expenditures	$35.4	$15.0
Cash Taxes Paid	$7.7	$5.0
Dividends Paid	$26.3	$6.6	*
Annualized Dividends	$26.3	$0.0

* Reflects dividend declared on December 11, 2008 and paid on January 15, 2009.  On February 24, 2009, the Board decided to suspend the dividend.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 21 million households, or about 18% of U.S. television households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 and manages one ABC-affiliated station and is the largest ABC affiliate group.  Hearst-Argyle owns 10 NBC affiliates, making it the second-largest NBC affiliate owner. Hearst-Argyle owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and 19 digital multicast channels providing news, weather and entertainment programming.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  Hearst-Argyle’s corporate Web address is www.hearstargyle.com.

As of December 31, 2008, Hearst Corporation owns an approximate 82% interest in Hearst-Argyle Television, Inc.  Effective as of July 1, 2008, HTV will file federal tax returns and, where permitted, state tax returns on a consolidated basis with Hearst as a result of Hearst’s ownership of at least 80% of HTV common stock.

FORWARD-LOOKING STATEMENTS

 This news release includes or incorporates forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this new release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from

•                  Changes in national and regional economies;

•                  Changes in advertising trends and our advertisers’ financial condition;

•                  Our ability to service and refinance our outstanding debt and meet our liquidity needs;

•                  Competition for audience, programming and advertisers in the broadcast television markets we serve;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in Federal regulations that affect us, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events; and

•                  Potential adverse effects if we are required to recognize impairment charges or other accounting-related developments.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008 (1)	2007(1)	2006 (1)	2008 (1)	2007 (1)	2006 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$197,104	$216,561	$234,428	$720,491	$755,738	$785,402

Station operating expenses:
Salaries, benefits and other operating costs	105,387	104,904	103,587	413,302	409,977	399,578
Amortization of program rights	18,698	18,562	19,567	76,296	75,891	68,601
Depreciation and amortization	14,331	12,770	13,057	56,130	55,262	59,161
Impairment Loss	926,071	—	—	926,071	—	—
Insurance Settlement	—	—	—	(11,549)	—	(1,974)
Corporate, general and administrative expenses	8,020	9,225	8,497	35,363	38,427	31,261
Operating income (loss)	(875,403)	71,100	89,720	(775,122)	176,181	228,775

Interest expense	12,968	15,176	17,163	50,984	63,023	66,103
Interest income	(8)	(734)	(1,248)	(74)	(2,043)	(6,229)
Interest expense, net - Capital Trust	—	2,438	2,438	8,586	9,750	9,750
Other expense	3,731	—	—	3,731	—	2,501

Income (loss) before income taxes	(892,094)	54,220	71,367	(838,349)	105,451	156,650

Income tax expense (benefit)	(344,720)	19,551	27,602	(332,011)	38,207	58,410
Equity in loss (income) of affiliates, net of tax (3)	4,775	1,024	(381)	10,119	2,588	(483)
Net income (loss)	(552,149)	33,645	44,146	(516,457)	64,656	98,723

Income (loss) per common share-basic	$(5.90)	$0.36	$0.48	$(5.52)	$0.69	$1.06
Number of common shares used in the calculation	93,611	93,582	92,871	93,559	93,490	92,745

Income (loss) per common share-diluted	$(5.90)	$0.34	$0.46	$(5.52)	$0.69	$1.06
Number of common shares used in the calculation (4)	93,611	99,376	98,971	93,559	94,299	93,353

Dividends per common share declared	$0.07	$0.07	$0.07	$0.28	$0.28	$0.28

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$122,965	$171,577	$160,809	$533,995	$629,835	$614,257
Net digital media revenue	5,377	6,589	5,286	20,864	20,871	15,513
Net political revenue	51,217	18,691	49,550	93,002	32,054	88,040
Network compensation	1,775	2,054	2,942	8,158	9,312	9,810
Retransmission consent revenue	7,030	5,486	4,557	26,907	21,634	17,908
Other revenue	8,740	12,164	11,284	37,565	42,032	39,874

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA	$64,999	$83,870	$102,777	$207,079	$231,443	$287,936
Free cash flow	$58,383	$35,675	$23,951	$157,897	$79,942	$139,945

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$7,044	$5,964
Accounts receivable, net	121,746	164,764
Program and barter rights	63,492	65,097
Deferred income tax asset	4,707	4,794
Other	5,169	5,698
Total current assets	202,158	246,317
Property, plant and equipment, net	296,470	305,971
Intangible assets, net	1,581,315	2,513,340
Goodwill	789,526	816,728
Other assets:
Deferred financing costs, net	6,706	8,000
Investments	26,974	41,948
Program and barter rights, noncurrent	8,367	8,399
Other assets	2,198	18,273
Total other assets	44,245	76,620
Total assets	$2,913,714	$3,958,976

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,000	$90,016
Accounts payable	12,982	15,103
Accrued liabilities	48,073	48,376
Program and barter rights payable	64,743	64,687
Payable to Hearst Corporation, net	9,482	5,747
Other	4,510	6,482
Total current liabilities	229,790	230,411

Program and barter rights payable, noncurrent	15,728	15,587
Long-term debt	701,110	703,110
Note payable to Capital Trust	—	134,021
Deferred income tax liability	470,158	856,790
Other liabilities	123,305	66,658
Total noncurrent liabilities	1,310,301	1,776,166
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	571	573
Series B common stock	413	413
Additional paid-in capital	1,347,833	1,336,786
Retained earnings	198,694	743,264
Accumulated other comprehensive loss, net	(56,714)	(12,580)
Treasury stock, at cost	(117,174)	(116,057)
Total stockholders’ equity	1,373,623	1,952,399
Total liabilities and stockholders’ equity	$2,913,714	$3,958,976

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Cash Flows

	For the years ended December 31,
	2008	2007	2006
	(In thousands)
Operating Activities
Net income	$(516,457)	$64,656	$98,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,177	48,562	52,817
Amortization of intangible assets	5,954	6,700	6,344
Amortization of deferred financing costs	1,294	1,648	1,742
Amortization of program rights	76,296	75,891	68,601
Impairment loss	953,273	—	—
Deferred income taxes	(355,677)	22,233	9,391
Equity in loss (income) of affiliates, net	10,119	2,588	(483)
Provision for (benefit from) doubtful accounts	3,101	2,482	916
Stock-based compensation expense	7,938	8,187	7,576
Insurance settlement	(11,549)	—	—
Business interruption insurance proceeds	8,659	—	—
Non-cash gain on Nextel equipment exchange	(4,705)	(2,293)	—
Loss on disposals	985	4	(465)
Other expense, net	3,731	—	2,501
Program payments	(73,479)	(73,565)	(67,817)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	39,917	(6,463)	(7,728)
Decrease (increase) in Other assets	699	8,231	11,766
(Decrease) increase in Accounts payable and accrued liabilities	(3,821)	(22,124)	14,811
(Decrease) increase in Other liabilities	(3,136)	(993)	1,689
Net cash provided by operating activities	$193,319	$135,744	$200,384

Investing Activities
Purchases of property, plant and equipment, net	(35,422)	(55,802)	(60,439)
Proceeds from redemption of Capital Trust	4,021	—	—
Acquisition of WKCF-TV	—	—	(217,511)
Cash proceeds from insurance recoveries	2,890	1,000	5,654
Investment in affiliates and other, net	(3,392)	(3,631)	(10,597)
Net cash used in investing activities	$(31,903)	$(58,433)	$(282,893)

Financing Activities
Borrowings on credit facility	425,000	141,000	100,000
Repayments on credit facility	(337,000)	—	—
Redemption of Notes Payable to Capital Trust	(134,021)	—	—
Payments on private placement	(90,000)	(90,000)	(90,000)
Dividends paid on common stock	(26,289)	(26,206)	(25,954)
Series A Common Stock repurchases	(1,091)	(5,273)	(2,780)
Principal payments & repurchase of long term debt	—	(125,000)	(10,000)
Principal payments on capital lease obligations	(16)	(12)	(48)
Proceeds from employee stock purchase plan & stock option exercises	3,081	15,534	9,836
Net cash (used in) provided by financing activities	$(160,336)	$(89,957)	$(18,946)

Increase (decrease) in cash and cash equivalents	1,080	(12,646)	(101,455)
Cash and cash equivalents at beginning of period	5,964	18,610	120,065
Cash and cash equivalents at end of period	$7,044	$5,964	$18,610

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$50,237	$62,477	$65,144
Interest on Note payable to Capital Trust	$8,586	$9,750	$9,750
Taxes, net of refunds	$7,691	$36,955	$38,518
Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$1,397	$2,410	$3,790

Notes to Consolidated Statements of Operations

(1)  Results of operations for the three and twelve months ended December 31, 2008, 2007 and 2006 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)   The Redeemable Convertible Preferred Securities, which were redeemed in full in June 2008, have no effect on dilutive EPS for the year ended December 31, 2008.  For the years ended December 31, 2007 and 2006 the Company was required to perform a dilution test for the Redeemable Convertible Preferred Securities related to the Capital Trust which was outstanding during those periods. This test considered only the total number of shares that could be issued if converted and does not consider either the conversion price or the share price of the underlying common shares. For the years ended December 31, 2007 and 2006, approximately 5.13 million shares of Series A Common Stock to be issued upon the conversion of 2,600,000 shares of Series B 7.5% Redeemable Convertible Preferred Securities are not included in the number of common shares used in the calculation of diluted EPS because to do so would have been anti-dilutive. As a result of the redemption of the Redeemable Convertible Preferred Securities, the Company filed to dissolve the Capital Trust as of December 31, 2008.

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations.

•                  Interest expense, Interest income and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in loss (income) of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended December 31,			Years Ended December 31,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net income	$(552,149)	$33,645	$44,146	$(516,457)	$64,656	$98,723
Add: Income tax expense	(344,720)	19,551	27,602	(332,011)	38,207	58,410
Add: Equity in loss (income) of affiliates, net of tax	4,775	1,024	(381)	10,119	2,588	(483)
Add: Interest expense, net - Capital Trust	—	2,438	2,438	8,586	9,750	9,750
Add: Interest expense	12,967	15,176	17,163	50,984	63,023	66,103
Less: Interest income	(8)	(734)	(1,248)	(74)	(2,043)	(6,229)
Add: Other expense	3,731	—	—	3,731	—	2,501
Add: Impairment Charge	926,071	—	—	926,071	—	—
Operating income	50,668	71,100	89,720	150,949	176,181	228,775
Add: Depreciation and amortization	14,331	12,770	13,057	56,130	55,262	59,161
Adjusted EBITDA	$64,999	$83,870	$102,777	$207,079	$231,443	$287,936

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended December 31,			Years Ended December 31,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net cash provided by operating activities	$67,100	$49,012	$46,102	$193,319	$135,744	$200,384
Less capital expenditures	8,717	13,337	22,151	35,422	55,802	60,439
Free cash flow	$58,383	$35,675	$23,951	$157,897	$79,942	$139,945

Contacts:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@hearst.com

Ellen McClain

Vice President, Finance

(212) 887-6825

emcclain@hearst.com

Tom Campo

Campo Communications, LLC

(212) 590-2464

Tom@CampoComm.com